Exhibit 4.41

Agreement on Contract Cancellation

This Agreement on Contract Cancellation (hereinafter referred to as "this Agreement") was signed and entered into by the following parties in Shanghai on April 27, 2020 and came into force as of such date:

1.

Xianggui (Shanghai) Biotechnology Co., Ltd., with the registered address located at Room 02, F/10, Building 2, No. 588, Zixing Road, Minhang District, Shanghai (hereinafter referred to as "Xianggui Company");

2.

Yang Infinity (Shanghai) Biotechnology Co., Limited, with the registered address located at Room 1504, F/5, Building 3, No. 909, Tianyaoqiao Road, Xuhui  District, Shanghai (hereinafter referred to as "Yang Company");

3.	Wang Ying, ID Card No.: ***; address: ***;
4.	Zeng Qingchun, ID Card No.: ***; address: ***;
5.

Shanghai Xianggui Health Management Co., Ltd., with the registered address located at Room 07, F/9, Building 2, No. 588, Zixing Road, Minhang District, Shanghai (hereinafter referred to as "Acquirer").

Whereas,

1.	Wang Ying and Zeng Qingchun (hereafter collectively referred to as "original shareholders of Yang Company ") are the shareholders of Yang Company, and hold 50% shares of Yang Company respectively;
2.

The above four parties signed the Exclusive Purchasing Right Contract on June 21, 2019, where the original shareholders of Yang Company granted Xianggui Company the exclusive right to purchase the equities and/or assets of Yang Company in whole or in part, and as the annex to the Contract, to ensure that the Contract can be timely and properly performed, the original shareholders of Yang Company signed the Irrevocable Power of Attorney where the "agent" is blank;

3.

Xianggui Company and Yang Company signed the Exclusive Technology Consulting and Service Agreement on June 21, 2019, where Xianggui Company shall exclusively provide Yang Company with the technology consulting and service set forth in Annex 1 to this Agreement, and Yang Company shall pay the consulting service fee to Xianggui Company according to the provisions in Annex 2 to this Agreement;

4.

The original shareholders of Yang Company issued the Power of Attorney to Xianggui Company on June 21, 2019, authorizing Xianggui Company as the sole and exclusive agent to handle all the matters regarding the equities of Yang Company held by them (the above Exclusive Purchasing Right Contract, Irrevocable Power of Attorney, Exclusive Technology Consulting and Service Agreement and Power of Attorney shall be hereafter collectively referred to as "previous contracts").

5. The original shareholders of Yang Company held 100% shares of the Acquirer in total;

6.

On April 27, 2020, approved by Yiling (Shanghai) Information Technology Co., Ltd., and approved by the board of directors of ECMOHO Limited, the indirect parent company of Yiling (Shanghai) Information Technology Co., Ltd., the Acquirer and Yiling (Shanghai) Information Technology Co., Ltd. and Mr.

Wang Wei signed the Equity Transfer Agreement, where the Acquirer shall acquire 70% of equities of Xianggui Company from Yiling (Shanghai) Information Technology Co., Ltd. and Mr. Wang Wei;
7.

In view of the above transactions, the Acquirer has actually controlled Xianggui Company and Yang Company, and Xianggui Company and Yang Company have been uncontrolled by ECMOHO Limited; therefore, the parties agree that there is no need for the existence of the previous contracts. This Agreement is hereby signed to terminate all the previous contracts.

Text

The parties hereby agree as follows through friendly negotiation:

1.

Contract termination. The parties hereby agree that all the previous contracts shall be permanently terminated and invalid as of the date of signing of this Agreement. Neither party is obliged to comply with any terms in any of previous contracts, and neither party will undertake any obligation under any of previous contracts any longer.

2.	No consideration. The parties are voluntary to terminate all the previous contracts, and neither party shall pay consideration, compensation or indemnity in any form to any other parties.
3.

No dispute. The parties acknowledge that the obligations to be performed by the parties at the date of signing of this Agreement under the previous contracts (including but not limited to amount settlement) have been completely performed, and there is no debtor-creditor relationship based on the previous contracts among the parties any longer (and if such debtor-creditor relationship exists, the obligee shall hereby waive such right free of charge, unconditionally and permanently by signing this Agreement.

4.

Special provisions on the intellectual property rights. Any and all intellectual property rights formed during performance of the Exclusive Technology Consulting and Service Agreement by Xianggui Company and Yang Company (copyright, trademark or patent, whether registered or registerable, including but not limited to the source codes of Xianggui Health, Xianggui Health Merchant Edition and Xianggui Health Expert Edition and the source codes of related mini programs and websites, hereinafter referred to as "intellectual property rights under the previous contracts"), if any, shall be owned by Yang Company throughout the world, and Yang Company has the right to use or license any third party to use such intellectual property rights without restriction, requiring no consent of any party or payment of any cost to any party. If the intellectual property rights under the previous contracts are owned by Xianggui Company according to the applicable laws, Xianggui Company hereby agrees to transfer such intellectual property rights to Yang Company free of charge. If the intellectual property rights under the previous contracts cannot be transferred according to the applicable laws, Xianggui Company hereby grants Yang Company the permanent, irrevocable, worldwide effective, free, transferable and exclusive license to use such intellectual property rights without restriction.

5.

Special explanations on the authorization documents. All the authorization documents signed previously by the original shareholders of Yang Company (including but not limited to the related Power of Attorney granting Xianggui Company to handle the matters regarding the equities of Yang Company held by them as the sole and exclusive agent, and the Irrevocable Power of Attorney as the annex to the Exclusive Purchasing Right Contract) shall be invalid as of the date of signing of this Agreement. Xianggui Company shall return all the copies of the above authorization documents to the original shareholders of Yang Company on the date of signing of this Agreement. Any continued use of such authorization documents after signing of this Agreement by any party shall constitute unauthorized agency, and the resulting responsibility, obligation and risk shall be independently assumed by the unauthorized agent.

6.

Indemnity. Either party under this Agreement (such party's representative and the current or former shareholder, affiliate, director, officer and employee, hereinafter collectively referred to as "indemnified party") hereby irrevocably holds harmless other parties (including such parties and their current or former shareholders, affiliates, directors, officers and employees) from all the responsibilities, obligations and debts under all the previous contracts. The indemnified party further irrevocably waives its possible right to make any claim, action or arbitration (regardless of any cause of action, and whether the indemnified party has known or can foresee such cause of action when signing of this Agreement) against other parties (including such parties and their current or former shareholders, affiliates, directors, officers and employees) based on the previous contracts.

7.	Governing laws. The effectiveness, interpretation, performance and dispute settlement of this Agreement shall be governed by the laws of the People's Republic of China.
8.

Dispute settlement. Any dispute arising from or in connection with this Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration. The arbitration language shall be Chinese. The arbitration award shall be final and binding upon the parties.

9. Miscellaneous.

(1)	Each party hereto hereby acknowledges and agrees to accept all the terms of this Agreement (even if a certain specific term is unrelated).
(2)

Each party hereto undertakes to conduct (and cause other related parties to conduct) all the other further acts, actions and matters required to effect all the terms of this Agreement or to sign (and cause other related parties to sign) all the other further documents required to effect all the terms of this Agreement upon request of other parties.

(3)	Unless otherwise agreed, each party hereto shall assume the respective costs and expenses arising from signing and performance of this Agreement.
(4)

If any clause of this Agreement is or becomes illegal, invalid or unenforceable in any respect at any time, the legality, validness and enforceability of the remaining clauses of this Agreement shall not be affected or prejudiced accordingly.

(5)

Unless otherwise agreed in this Agreement or unless there is separate written agreement among the parties, either party shall not transfer, license, assign or release the rights or obligations under this Agreement in whole or in part.

(6)	This Agreement and the Agreement on Contract Cancellation with respect to the transaction documents shall constitute the entire agreement concluded by the parties with respect to the matters mentioned in this Agreement, and supersede all the previous oral and written agreements and understandings among the parties with respect to the related matters.
(7)

This Agreement may be executed in multiple copies, and each copy shall have equal legal force. This Agreement may be executed via exchange of electronic signatures or exchange of scanned PDF documents. The scanning copy/fax copy of this Agreement shall have equal legal force with the original.

[There is no text below; the next page is the Signature Page]

Signature Page of the Agreement on Contract Cancellation

Xianggui (Shanghai) Biotechnology Co., Ltd.

Seal: Xianggui (Shanghai) Biotechnology Co., Ltd. (seal)

Name of signatory: /s/ Zeng Qingchun

Position of signatory:

Yang Infinity (Shanghai) Biotechnology Co., Limited

Seal: Yang Infinity (Shanghai) Biotechnology Co., Limited (seal)

Name of signatory: /s/ Zeng Qingchun

Position of signatory:

Wang Ying

Signature: /s/ Wang Ying

Zeng Qingchun

Signature: /s/ Zeng Qingchun

Shanghai Xianggui Health Management Co., Ltd.

Seal: Shanghai Xianggui Health Management Co., Ltd. (seal)

Name of signatory: /s/ Zeng Qingchun

Position of signatory:

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